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                                                                   Exhibit 10.13


November 14, 1997

Hansen Downer
102 Braelands Drive
Cary, NC  27511

Dear Hans,

We are pleased to confirm our offer to you for the position of Vice President Professional Services with Entrust Technologies Inc. (the "Company") reporting to John Ryan. Your salary, on an annualized basis, will be $125,000 US$, which will be paid biweekly. You will be eligible to participate in the Company's management incentive/option plan currently targeted at 25% of your base pay.

A signing bonus of $7,500 US$ will be awarded upon acceptance of this offer and completion of the contingencies for employment outlined below.

Additionally, you will be awarded incentive stock options to purchase 50,000 shares of series A common stock of Entrust with an exercise price equal to the fair market value of the series A common stock on the day of grant, subject to the approval of the Company's Board of Directors. Details of the stock incentive plan are set out in the attached documents.

Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is an employer services organization contracted by the Company to perform selected employer responsibilities on our behalf. As a result of the Company's arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as Entrust is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

A summary of the benefit plan is enclosed. TriNet will be sending you a package that includes more complete benefit information along with certain forms that are required for employment.

With the exception of the provision for at will employment described below, Entrust Technologies Inc. and/or TriNet may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice, and Entrust Technologies Inc. may change or terminate the TriNet relationship at any time.

As with all employees, your employment with the Company is at will. This means that your terms and conditions of employment,
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                       including but not limited to termination, demotion,
                       promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual unless except through a written agreement signed by the CEO of the company.

This employment at will offer is contingent upon the following:

- Your signing the following agreements and returning with your offer letter:
Entrust's Conflict of Interest and Intellectual Property and Confidentiality. By accepting this offer of employment at will, you also agree to any terms and conditions contained in those documents as written. (included with this letter)

- Your completing the employment application (included in TriNet package)

- Your ability to provide documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986. Please review the enclosed "List of Acceptable Documents", and provide the appropriate ones on your first day of employment. (included in TriNet package)

- Your satisfactory completion of our pre-employment background investigation. The authorization form should be completed and faxed, within two business days, to me at 972-994-8005. Upon your request, we will identify any consumer reporting agency involved in this process so that you may, if you wish, seek access to its records as provided under the relevant statute. (included with this letter)

- Your taking, and receiving a negative result on, a drug screen designed to detect the current use of illegal drugs. Enclosed is an information sheet describing the drug screen procedure and the location of the lab or clinic closest to your home address. If you either, fail to take the test, or secure a positive result, you may not reapply for a twelve month period.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term.
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To accept and confirm your start date, or to decline this employment at will offer, please contact me at 972-994-8012 by November 26, 1997. Please sign and return the original offer letter along with the Conflict of Interest and Intellectual Property Agreement to me on or before your first day of employment. Any questions should be directed to me or John Ryan.

Sincerely,

/s/ Tracey Love

Tracey Love
Director
Human Resources

cc:  John Ryan

I have read, understood, and therefore, accept this offer of employment at will,
as set forth above, and will report on December 1, 1997.              .
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Signature:   /s/ Hansen Downer                  Date:      November 17, 1997
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Upon your acceptance of this offer as set forth above, please provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll and employee benefit programs.

SS#: :
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Date of Birth:
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Attachments:

Background Information Authorization
Benefit Plan Summary
Conflict of Interest Agreement
Drug Screen Procedure
Incentive Stock Option Agreement- Specimen
Intellectual Property and Confidentiality Agreement
Stock Incentive Plan